EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following:

1.	Registration Statement (Form S-3 ASR No. 333-277564) of Arrow Electronics, Inc., and
2.	Registration Statement (Form S-8 No. 333-232934) of Arrow Electronics, Inc., pertaining to the 2004 Omnibus Incentive Plan of Arrow Electronics, Inc., as amended;

of our reports dated February 10, 2026, with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc. and the effectiveness of internal control over financial reporting of Arrow Electronics, Inc. included in this Annual Report (Form 10-K) of Arrow Electronics, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Denver, Colorado

February 10, 2026